EXHIBIT 10.3

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is entered into as of the later date set forth beneath the parties’ signatures below (“Execution Date”) and effective as of January 1, 2013 (“Effective Date”), by and between SYLMAR CASCADES PROPERTIES, L.P., a California limited partnership, successor-in-interest to Balboa Cascades LLC, a Delaware limited liability company, successor-in-interest to The Prudential Insurance Company of America, a New Jersey corporation, (“Landlord”) and MASON ELECTRIC CO., a Delaware corporation (“Tenant”).

RECITALS

A.        Tenant and Landlord or Landlord’s predecessor-in-interest, as applicable, have previously entered into that certain (i) Lease dated as of August 6, 2003 (“Original Lease”), (ii) First Amendment to Lease dated as of July 29, 2004 and (iii) Second Amendment to Lease dated as of January 19, 2007 (collectively the “Lease”), whereby Landlord leased to Tenant certain Premises in that building having a street address of 13955 Balboa Boulevard, Sylmar, California as more specifically set forth in the Lease for a term expiring at 5:00 p.m. Pacific Time on May 16, 2014 (“Original Term Expiration Date”).

B.        The parties desire to amend the Lease to extend the term thereof on the terms and conditions hereinafter set forth.

NOW, THEREFORE, Landlord and Tenant hereby agree as follows:

1.        Definitions. All capitalized terms not defined herein shall have the meanings ascribed to them in the Lease. The Lease as amended by this Third Amendment is sometimes referred to herein as the “Amended Lease.”

2.        Extension of Term. Notwithstanding any provision of the Lease to the contrary, but subject to the Termination Option (as defined below), the term of the Lease is hereby extended to 5:00 p.m. Pacific Time on December 31, 2022. The portion of the term of the Amended Lease commencing on January 1, 2013 and expiring on December 31, 2022 is referred to herein as the “Extension Term.” Tenant shall have the one-time option (“Termination Option”) to terminate the Extension Term effective as of 5:00p.m. Pacific Time on December 31, 2019 (“Early Termination Date”), which Termination Option is exercisable only by delivery to Landlord of (a) written notice of Tenant’s exercise of the Termination Option (“Termination Notice”) (which Termination Notice shall be irrevocable) on or before March 31, 2019, together with a payment in the amount of Two Hundred Seventeen Thousand Six Hundred Eighty-Four and 61/100 Dollars ($217,684.61) in immediately available funds (“First Termination Payment Installment”) concurrently with such Termination Notice and (b) a payment in the amount of Two Hundred Seventeen Thousand Six Hundred Eighty-Four and 61/100 Dollars ($217,684.61) in immediately available funds (“Second Termination Payment Installment”) on or before the Early Termination Date. The First Termination Payment Installment and the Second Termination Payment Installment are sometimes collectively referred to herein as the “Termination Payment.” Tenant acknowledges and agrees that time is of the essence with respect to any delivery of the Termination Notice, the First Termination Payment Installment and the Second Termination Payment Installment. If Tenant timely delivers the Termination Notice and each portion of the Termination Payment, then, notwithstanding any provision of this Third Amendment to the contrary, (i) the term of the Amended Lease shall expire on the Early Termination Date; (ii) except for the Termination Payment and the Base Rent and additional rent accruing pursuant to the Amended Lease through such Early Termination Date, no additional consideration shall be payable by Tenant to Landlord for such early termination of the term of the Amended Lease; and (iii) upon the Early Termination Date, Tenant shall surrender the Premises to Landlord in compliance with all terms of the Lease with respect to the condition of the Premises as of the expiration date and the terms of surrender thereof. Without limiting the provisions of this Paragraph 2 requiring Tenant’s timely payment of each portion of the Termination Payment to exercise the Termination Option, the Termination Option shall be deemed to be an “Option” only for purposes of Paragraph 39.4 of the Original Lease. The Termination Option granted under this Paragraph 2 is solely for the benefit of Mason Electric Co., a Delaware corporation, and any Tenant Affiliate, and shall not be transferable to any assignee or subtenant other than a Tenant Affiliate. For avoidance of doubt, if and so long as the Termination Option is not exercised by Tenant, then Tenant shall continue to have the right to extend the term of the Amended Lease for the First Option Period and, if applicable, the Second Option Period, in accordance with the provisions of Paragraph 39.5 and Paragraph 39.6 of the Original Lease, respectively.

3.        Extension Term Base Rent. Notwithstanding any provision of the Lease to the contrary, the Base Rent payable during the Extension Term is as set forth in the following table, subject to the provisions of Paragraph 4 below concerning the Rent Credit (as hereinafter defined):

Period	Monthly Base Rent	Annual Base Rent	Monthly Base Rent Per Square Foot

January 1, 2013 - December 31, 2014	$59,475.15	$713,701.80	$0.63
January 1, 2015 - December 31,2016	$63,043.66	$756,523.92	$0.67
January 1, 2017 - December 31, 2018	$66,826.28	$801,915.36	$0.71
January 1, 2019 - December 31, 2020	$70,835.86	$850,030.32	$0.75
January 1, 2021 - December 31, 2022	$75,086.01	$901,032.12	$0.80

To the extent that Tenant has paid to Landlord, prior to the Execution Date, monthly installments of Base Rent pursuant to the Lease which are in an aggregate amount in excess of the amounts payable under the provisions of this Paragraph 3 above (any such aggregate excess, the “Pre Execution Date Overpayment”), Landlord shall determine the amount of any such Pre Execution Date Overpayment and notify Tenant thereof. Following receipt of any such notice from Landlord, Tenant may apply the amount of the Pre Execution Date Overpayment against the installment of Base Rent next due and payable pursuant to the Amended Lease.

4.        Rent Credit. Except as hereinafter set forth, Tenant shall be entitled to a credit against the Base Rent payable under the Amended Lease, which credit shall be in the aggregate amount of Three Hundred Fifty-Six Thousand Eight Hundred Fifty and 96/100 Dollars ($356,850.96) (the “Rent Credit”). Subject to the provisions of this Paragraph 4, equal portions of the Rent Credit, each in an amount equal to Twenty-Nine Thousand Seven Hundred Thirty Seven and 58/100 Dollars ($29,737.58), shall be applied on the first day of each month beginning on January 1, 2013 and continuing until December 1, 2013, inclusive, against Tenant’s obligation to pay monthly installments of Base Rent accruing hereunder from and after the Effective Date. The Rent Credit granted under this Paragraph 4 is solely for the benefit of Mason Electric Co., a Delaware corporation, and any Tenant Affiliate, and shall not be transferable to any assignee or subtenant other than a Tenant Affiliate. Tenant acknowledges that (a) the Rent Credit is being provided as an inducement to Tenant to extend the term of the Lease pursuant to this Third Amendment and (b) in the absence of such extension, Tenant would have paid substantially higher Base Rent under the terms of the Lease for the period from the Effective Date through the Original Term Expiration Date. Accordingly, Tenant agrees that (i) if Tenant commits a default of any of its obligations under the Amended Lease which is not cured within any applicable cure period set forth in Paragraph 13.1 of the Original Lease (“Breach”) prior to December 1, 2013, then, unless such Breach is cured prior to the time, if any, that Landlord terminates the Amended Lease pursuant to Paragraph 13.2 of the Original Lease, Tenant shall have no right to apply any portion of the Rent Credit against Tenant’s obligation to pay Base Rent accruing after such default becomes a Breach; and (ii) if Landlord terminates the Amended Lease pursuant to Paragraph 13.2 of the Original Lease as a result of a Breach occurring on or before the Original Term Expiration Date, then the damages recoverable by Landlord shall include that portion of the Rent Credit credited hereunder against Tenant’s obligation to pay Base Rent prior to such termination.

5.        Design Plans for Renewal Improvements. Landlord consents to Tenant’s performance of all or a portion of the alterations, improvements, additions and/or Utility Installations in the Premises to reconfigure that portion of the Premises depicted in, and in a manner consistent with, the design plans attached hereto as Exhibit A (collectively, “Renewal Improvements”); provided, however, that the foregoing consent shall not be construed to obligate Tenant to perform such Renewal Improvements. To the extent Tenant elects to perform the Renewal Improvements, they shall be made by Tenant at Tenant’s sole cost and expense and in accordance with the provisions of Paragraph 7.3 of the Original Lease. For purposes of such Paragraph 7.3, the Renewal Improvements shall be deemed to be “alterations, improvements, additions or Utility Installations requiring Landlord’s prior written consent.” Accordingly, and without limiting the foregoing, (a) Tenant’s final plans for the Renewal Improvements (“Final Plans”) shall be subject to Landlord’s prior written approval as set forth in Paragraphs 7.3(a) and 7.3(d)(ii) of the Original Lease and (b) prior to commencement of construction of the Renewal improvements, Tenant shall deliver to Landlord any required building permit and/or other governmental authorization covering the Renewal Improvements. Tenant shall give Landlord at least ten (10) days’ notice prior to commencing any portion of the Renewal Improvements to allow Landlord time to post a Notice of Non-Responsibility at the Premises. Subject to Landlord’s right to require their removal as hereinafter provided in this Paragraph 5, and notwithstanding any provision of Paragraph 7.3(f) of the Original Lease to the contrary, all Renewal Improvements shall become the property of Landlord, and shall be surrendered with the Premises, upon the expiration or earlier termination of the term of the Amended Lease. Except as may be otherwise indicated in writing by Landlord in connection with, and as a condition of, Landlord’s approval of the Final Plans for the Renewal Improvements, Tenant shall have no obligation to remove any portion of the Renewal Improvements upon the expiration or earlier termination of the term of the Amended Lease.

6.        As-Is Condition. Tenant accepts the Premises in their present “As Is” condition, and acknowledges that (a) neither Landlord nor any of its employees or agents has made any representations regarding the Premises or the condition thereof except as may be otherwise set forth in the Lease; and (ii) Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s continued occupancy during the Extension Term.

7.        Brokerage. Landlord and Tenant each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen in connection with this transaction, except Delphi Business Properties, Inc. (“Landlord’s Broker”) and Cushman & Wakefield, Inc. (“Tenant’s Broker”). Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees, or other compensation made by any other agent, broker, salesman or finder as a consequence of said party’s actions or dealings with such agent, broker, salesman, or finder. Landlord agrees to pay a fee or commission to Landlord’s Broker and Tenant’s Broker respecting this Third Amendment pursuant to a separate agreement by and between Landlord and Landlord’s Broker dated December 18, 2012.

8.        Conflict. In the event of any conflict between this Third Amendment and the Lease, the terms of this Third Amendment shall control.

9.        Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of California. If any provision of the Amended Lease, or its application to any person or entity or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of the Amended Lease or the application of such provision to any other person or entity or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision of the Amended Lease shall remain valid and enforceable to the fullest extent permitted by law.

10.        Increase in Security Deposit. Landlord presently holds a security deposit pursuant to the Lease in the amount of Fifty Thousand Four Hundred Twelve and 27/100 ($50,412.27). Within two (2) business days following the Execution Date, Tenant shall deposit with Landlord an additional Nine Thousand Sixty Two and 88/100 Dollars ($9,062.88). When Tenant has made such additional deposit, Landlord will hold, in accordance with the terms of Paragraph 5 of the Original Lease, a security deposit respecting the Amended Lease in the aggregate amount of Fifty-Nine Thousand Four Hundred Seventy Five and 15/100 Dollars ($59,475.15).

11.        Counterparts. This Third Amendment may be executed in one or more counterparts and delivered via facsimile or other means of electronic image transmission which, together, shall constitute one and the same instrument and be deemed an original for all purposes. Although each party covenants to provide to the other a signed “wet signature” original counterpart of this Third Amendment, any failure to deliver such “wet signature” original shall not affect the enforceability of fully-executed counterparts of this Third Amendment delivered via facsimile or other means of electronic image transmission.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the corresponding date set forth beneath each party’s signature below.

Landlord:	SYLMAR CASCADES PROPERTIES, L.P., a California limited partnership

	By:	COGA Investments, Inc., a California corporation
	Its:	General Partner

		By:	/s/ PHILIP COHANIM
Philip Cohanim, President

		Date:	May 15, 2013

Tenant:	MASON ELECTRIC CO., A Delaware corporation

	By:	/s/ ERIC STERN
	Name:	Eric Stern
	Its:	Chief Operating Officer

	Date:	March 18, 2013

EXHIBIT A

Design Plans for Renewal Improvements

A-1

A-2